Exhibit 3.1

CERTIFICATE OF OWNERSHIP

OF

EMVELCO CORP.
(a Delaware corporation)

AND

VORTEX RESOURCES CORP.
(a Delaware corporation)

UNDER SECTION 253 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

The undersigned corporations organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DO HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION

Emvelco Corp.	Delaware

Vortex Resources Corp.	Delaware

SECOND: That 100% of the outstanding stock of Vortex Resources Corp. is owned by Emvelco Corp.

THIRD: That the name of the surviving corporation of the merger is Emvelco Corp., which will continue its existence as said surviving corporation under the name Vortex Resources Corp.

FOURTH: That the Certificate of Incorporation of Emvelco Corp., a Delaware corporation, the surviving corporation, shall be the Certificate of Incorporation of the surviving corporation, except that article FIRST relating to the name shall be struck and shall be substituted in lieu therefor the following article:

“FIRST: The name of the corporation is Vortex Resources Corp.”

FIFTH: That the members of the Board of Directors of Emvelco Corp. unanimously adopted the following resolution by written consent on the 27th day of June, 2008:

RESOLVED, that the Company's wholly-owned subsidiary, Vortex Resources Corp. be merged with and into the Company, and that upon the filing of the appropriate certificate of Merger with the Secretary of State of the State of Delaware, the Company's name shall be changed to Vortex Resources Corp.

SIXTH:  This merger shall be effective on August 19, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 7th day of August, 2008.

EMVELCO CORP.

By:	/s/ Yossi Attia
Name: Yossi Attia
Title: Chief Executive Officer

VORTEX RESOURCES CORP.

By:	/s/ Robin Gorelick
Name: Robin Gorelick
Title: Chief Executive Officer